                                                                     Exhibit 5.1

                                                     August 14, 2003

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania  17011

         Re:      Rite Aid Corporation
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to Rite Aid Corporation, a Delaware corporation (the "Company"), in connection with the public offering of
$150,000,000 aggregate principal amount of the Company's 9.25% Senior Notes due
2013 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 9.25% Senior Notes due 2013 of the Company (the
"Original Notes") under the Indenture, dated as of May 20, 2003 (the
"Indenture"), between the Company and BNY Midwest Trust Company, as Trustee (the
"Trustee"), as contemplated by the Exchange and Registration Rights Agreement,
dated as of May 20, 2003 (the "Registration Rights Agreement"), by and among the
Company, and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and
Fleet Securities Inc., as Representatives of the Initial Purchasers.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended
(the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration
Statement on Form S-4 relating to the Exchange Notes to be filed with the
Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement"); (ii) an executed copy of the
Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv)
the Restated Certificate of Incorpo-

Rite Aid Corporation
August 14, 2003

ration of the Company, as certified by the Secretary of State of Delaware; (v)
the By-laws of the Company, as amended to date, and as certified by the
Secretary of the Company; (vi) certain resolutions adopted by the Executive
Committee of the Board of Directors of the Company, and by an ad hoc Pricing
Committee of the Board of Directors of the Company relating to the Exchange
Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture
and related matters, and as certified by the Secretary of the Company; (vii) the
Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement;
and (viii) the form of the Exchange Notes, included as an exhibit to the
Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submit ted to us as originals, the conformity to original documents of all documents submit ted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed docu ments or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Our opinions set forth herein are limited to Delaware Corporate Law and the laws of the State of New York, which in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws
(all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any

Rite Aid Corporation
August 14, 2003

jurisdiction other than Opined on Law or as to the effect of any such non opined on law on the opinions herein stated.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of
Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1)
bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes
and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration
Statement.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Very truly yours,

                                            /s/ SKADDEN, ARPS, SLATE, MEAGHER
                                                & FLOM LLP